FULTON BANCSHARES CORPORATION
                   PROXY STATEMENT FOR THE ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 23, 2001


                                    GENERAL

Introduction, Date, Time and Place of Annual Meeting
----------------------------------------------------

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of FULTON BANCSHARES CORPORATION (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting of shareholders to be held on April 23, 2001 at 4:00 p.m. prevailing time, in the Fulton Theatre Building at the Main Office of The Fulton County National Bank and Trust Company, 100 Lincoln Way East, McConnellsburg, Pennsylvania 17233, and at any adjournment or postponement of the Annual Meeting.

The principal executive office of the Corporation is located at The Fulton County National Bank and Trust Company (the "Bank"), 100 Lincoln Way East, McConnellsburg, Pennsylvania 17233. The telephone number for the Corporation is (717) 485-3144. All inquires should be directed to Clyde H. Bookheimer, President of the Corporation. The Bank is a wholly-owned subsidiary of the Corporation.

Solicitation and Voting of Proxies
----------------------------------

The Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about March 26, 2001.

Shareholders represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the election of the nominee for the Class C Director named below and FOR the ratification of the selection of Smith Elliott Kearns & Company, LLC, Certified Public Accountants, of Chambersburg, Pennsylvania, as the independent auditors of the Corporation for the year ending December 31, 2001. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Corporation. The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material which the Corporation may furnish shareholders in connection with the Annual Meeting, will be paid by the Corporation. In addition to the use of the mails, certain directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegraph and telecopier. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons and, upon request therefore, the Corporation will reimburse them for their reasonable forwarding expenses.


Revocability of Proxy
---------------------

A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted only: (1) by giving written notice of revocation to Alice G. Clark, Secretary of Fulton Bancshares Corporation, at 100 Lincoln Way East, McConnellsburg, Pennsylvania 17233; (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation; or (3) by voting in person after giving written notice to the Secretary of the Corporation.

Voting Securities, Record Date and Quorum
-----------------------------------------

At the close of business on March 12, 2001, the Corporation had issued and outstanding 492,745 shares of common stock, par value $0.625 per share, the only authorized class of stock.

Only holders of Common Stock of record at the close of business on March 12, 2001 will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote.

Under Pennsylvania law and the By-laws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Pursuant to Article 3, Section 3.1, of the By-laws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

Assuming the presence of a quorum, the Three nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of the director shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for the ratification of the selection of independent auditors. Abstentions and brokers non-votes are not deemed to constitute "votes cast" and, therefore, do not count either for nor against such ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the number of shares voted from which the required majority is calculated.


           PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S STOCK

Principal Owners
----------------

The following table sets forth, as of March 12, 2001, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5 percent of the Corporation's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Corporation's outstanding Common Stock so owned.


                                                             Percentage of
                                    Shares                    Outstanding
                                 Beneficially                Common Stock
Name and Address                  Owned (1)                Beneficially Owned
----------------                 ------------              ------------------

Raleigh V. and Inez G. Barnett      33,938                        6.89%
Waterfall, Pennsylvania 16689

CEDE & Co.                          49,445                       10.03%
New York, NY 10274
---------------
(1)	See footnote below for the definition of "beneficially owned."

Beneficial Ownership by Officers, Directors and Nominees

The following table sets forth as of March 12, 2001, the amount and percentage of the Common Stock of the Corporation beneficially owned by each director, each nominee and all officers and directors of the Corporation as a group.

Name of Individual             Amount and Nature of            Percentage
or Identity of Group        Beneficial Ownership (1) (2)       of Class(3)
--------------------        ----------------------------       -----------

Clyde H. Bookheimer(5)                1,208(7)                   --------
Cecil B. Mellott(4)                  16,557(8)                     3.36%
Clair R. Miller(4)                    5,000(9)                     1.01%
David L. Seiders(6)                   1,128                      --------
Robert C. Snyder(5)                   5,900                        1.20%
Ellis L. Yingling(5)                  8,000(10)                    1.62%

All Officers and Directors as        39,585                        8.03%
a Group (9 persons)
---------------
(1) The securities beneficially owned by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities that the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after March 12, 2001. Beneficial ownership may be disclaimed as to certain of the securities.

(2)   Information furnished by the directors, officers and the Corporation.

(3)   Less than 1% unless otherwise indicated

(4)   A Class A Director whose term of office expires in 2003.
(5) A Class B Director whose term of office expires in 2001, and a nominee for Class B Director whose term of office expires in 2004.

(6)   A Class C Director whose term of office expires in 2002.

(7) Includes 512 shares held individually by Mr. Bookheimer, 105 shares held jointly with his spouse and 591 shares held individually by his spouse.


(8)	   Includes 2,779 shares held individually by Mr. Mellott and 13,778 shares held jointly with his spouse.

(9) Includes 660 shares held individually by Mr. Miller and 4,340 shares held jointly with his spouse.

(10) Includes 1,936 shares held individually by Mr. Yingling and 6,064 shares held jointly with his spouse.


                             ELECTION OF DIRECTORS

The By-Laws of the Corporation provide that the Corporation's business shall be managed by its Board of Directors. Section 10.2 of the By-Laws provides that the number of directors that shall constitute the whole Board of Directors shall be not less than five nor more than twenty-five. The By-Laws provide that the Board of Directors shall be classified into three classes, each class to be elected for a term of three years. The terms of the respective classes shall expire in successive years. Therefore, the By-Laws provide for a classified Board of Directors with a staggered three-year term of office. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors and their respective classifications.

No person elected or appointed a director shall serve in that capacity after reaching the age of seventy-five (75) years. Each director shall also own, in his or her own right, shares of Common Stock that have a book value in the aggregate of not less than Ten Thousand Dollars ($10,000). The Board of Directors has fixed the number of Board members at six. Pursuant to Section
11.1 of the By-Laws, vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he or she was appointed.

A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 10.1 of the By-laws of the Corporation.

In accordance with Section 10.3 of the By-Laws, at the 2001 Annual Meeting of Shareholders, Three (3) Class B Directors shall be elected to serve for a three-year term and until their successors are elected and qualified.

Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the election of the Three (3) Class B nominees named below. If any nominee should become unavailable for any reason, proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected.

There is no cumulative voting for the election of directors. Each share of Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for each of the directors in the class to be elected.


         INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table contains certain information with respect to the executive officers, nominee for Class B Director whose term of office expires in 2004 and the current Class B Director whose term of office expires in 2001 and the Class C Directors and Class A Directors whose term of office expires in 2002 and 2003, respectively:

                                      Principal Occupation
                             Age      for Past Five Years
                            As of       and Position Held         Director
                          March 11,   with the Corporation         Since
     Name                   2001         and the Bank         Corporation/Bank
     ----                 ---------   --------------------    ----------------

                                    NOMINIEES FOR
                                  CLASS B DIRECTORS
                            WHOSE TERM EXPIRES IN 2004 AND
                              CURRENT CLASS B DIRECTORS
                              WHOSE TERM EXPIREDS IN 2001


Clyde H. Bookheimer          61      President and Chief         1991/1991
(1) (2) (3) (4) (5) (6)              Executive Officer of the
                                     Corporation and Bank

Robert C. Snyder             69      Retired Insurance Agent     1989/1969
(1) (2) (3) (4) (5) (6)

Ellis L. Yingling            68      Retired Service             1989/1974
(1) (2) (3) (4) (6)                  Station Operator

                                  CLASS C DIRECTORS
                              WHOSE TERM EXPIRES IN 2002

David L. Seiders             61      Farmer                      1996/1996
(1) (3) (4) (5) (6)

                                  CLASS A DIRECTORS
                              WHOSE TERM EXPIRES IN 2003

Cecil B. Mellot              64      President, Mellott Wood     1989/1986
(1) (2) (4) (5)                      Preserving, Inc.
                                     President, Melco Lumber
                                     Company, Inc.

Clair R. Miller              64      President                   1997/1997
(1) (2) (3) (5) (6)                  Clair R. Miller, Inc.
---------------
(1) Member of the Appraisal Committee. This committee's function is to evaluate properties for the Bank pursuant to potential mortgage applications. This committee met forty-five (45) times in 2000.

(2) Member of the Building and Property Committee. This committee's function is to review Bank facilities for needed maintenance and to advise the Board of Directors as to any construction projects for the Bank and its facilities. This committee met four (4) times in 2000.

(3) Member of the Asset/Liability Management Committee. The functions of this committee are to make recommendations to the Board of Directors concerning the investment of bank funds, to monitor asset/liability management policies, to manage earnings, liquidity and interest rate risk, and to advise the Board of Directors concerning trends and related risks. This committee met twelve (12) times in 2000.

(4) Member of the Personnel and Salaries Committee. This committee makes recommendations to the Board of Directors concerning the salaries and other benefits of directors, officers and employees of the Bank. This committee met four (4) times in 2000.

(5) Member of the Audit Committee. The Audit Committee function is to make recommendations to the Board of Directors concerning the audit of the entire Bank's operations. The Audit Committee met two (2) times in 2000.

(6) Member of the Trust Committee. This committee provides general supervision over all trust accounts held in the Bank's Trust Department and reviews all new and closed trust accounts. This committee met three
     (3) times in 2000.

During 2000, the Board of Directors of the Bank held forty-five (45) meetings. Directors received an annual fee of $8,000. Directors do not receive additional remuneration for attendance at committee meetings. In the aggregate, the Board of Directors of the Bank received $6,000 and deferred $46,974 in 2000 for all services rendered as Directors. During 2000, the Board of Directors of the Corporation held seven (7) meetings. Directors do not receive additional remuneration for their service on the Board of Directors of the Corporation. Each of the Directors attended at least 75 percent of the combined total number of meetings of the Corporation's and Bank's Boards of Directors and the committees of which he is a member.

At present, the Board of Directors of the Corporation has no standing committees. The Corporation does not have a nominating committee.


                             EXECUTIVE COMPENSATION

The following table sets forth all cash compensation for services in all capacities paid by the Bank during 2000 (1) to each of the five most highly compensated executive officers to the extent such persons aggregate cash compensation exceeded $60,000; (2) to the five most highly compensated executive officers as a group; and (3) to all officers and directors of the Corporation and the Bank as a group:

                             CASH COMPENSATION TABLE

  (A)                               (B)                      (C)

Name of Individual or         Capacities in               Cash Compensation
Number in Group               which Served                      (2) (3)
---------------------         -------------               -----------------

Clyde H. Bookheimer           President, Chief                 $124,708
                              Executive Officer and Director
                              of the Corporation and Bank

Five Most Highly              Executive Officers               $313,375
Compensated Executive
Officers as a Group (1)

All Officers and              Directors and Executive          $394,084
Directors as a Group          Officers


(1) These five officers are Clyde H. Bookheimer, President and Chief Executive Officer of the Corporation and the Bank; Alice G. Clark, Vice President and Secretary of the Corporation, and Senior Vice President, Secretary and Cashier of the Bank; DoriAnn F. Hoffman, Vice President and Treasurer of the Corporation and Senior Vice President and Assistant Secretary of the Bank; Thomas H. Bard, Vice President, Assistant Secretary and Assistant Treasurer of the Corporation, and Senior Vice President and Assistant Secretary of the Bank; and Gregory A. Gordon, Vice President of the Corporation and the Bank.

(2) Includes salaries, deferred compensation, bonuses and all fees to directors.

(3) No director or officer received in the aggregate more than $5,000 in personal benefits.


            DEFERRED COMPENSATION AND OTHER BENEFIT PROGRAMS

The Corporation has adopted several benefit programs, some of which result in the deferral of payments for services rendered:

(1) The Supplemental Executive Retirement Plan - This Plan is funded by single premium life insurance on the CEO and certain other Bank executives, naming the Bank as beneficiary. Actual payments to the executives will not begin until their retirement.

(2) The Director Emeritus Program - This plan, funded by life insurance, will allow the Bank to reward its directors for longevity of service to the Board. Directors who qualify would be eligible at age 75 to receive $4,000 annually for up to 10 years under this program.

(3) The Director Deferred Compensation Plan - This plan, also funded by life insurance, will allow directors to defer up to 100% of directors fees annually. The amounts deferred will be paid out over a period of up to 10 years beginning when the director reaches the age of 75.

(4) The Officer Supplemental Life Insurance Plan - This plan provides for officer life insurance coverage of generally double their current salary level, and is also funded by single premium life insurance.


                            AUDIT COMMITTEE REPORT

The Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

* Reviewed and discussed the fiscal year 2000 audited financial statements with management;

* Discussed with the independent auditors, Smith Elliott Kearns & Company, LLC, the matters required to be discussed by Statement on Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

* Reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2000, be included in the Corporation's Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

The aggregate fees billed by Smith Elliott Kearns & Company, LLC for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Corporation's Quarterly Reports on Form 10-Q for that fiscal year were $25,140. No services were rendered for consultations regarding information systems design or implementation. Other fees billed by Smith Elliott Kearns & Company, LLC which related to other attest functions, tax issues and other SEC filings aggregated $24,235.

The foregoing report has been furnished by the current members of the Audit Committee.

                           Members of the Audit Committee

                              David L. Seiders - Chairman
                              Cecil B. Mellott
                              Clair R. Miller


                             CERTAIN TRANSACTIONS

There have been no material transactions between the Corporation and the Bank, nor any material transactions proposed, with any director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons. The Corporation and the Bank have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank. Total loans outstanding from the Corporation and the Bank at December 31, 2000 to the Corporation's and the Bank's officers and directors as a group, and to members of their immediate families and companies in that they had an ownership interest of 10% or more was $1,194,845, or approximately 8.4%, of the total equity capital of the Bank. Such loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collection or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, February 28, 2001, to the above described group was approximately $1,231,212.


                     PRINCIPAL OFFICERS OF THE CORPORATION

The following table sets forth selected information about the principal officers of the Corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

                               Bank           Number of        Ages as of
                    Held      Employee       Shares Bene-       March 12,
Name and Position   Since      Since        ficially Owned         2001
-----------------   -----     --------      --------------     ----------

Robert C. Synder    1999        (1)             5,900               69
Chairman

Ellis L. Yingling   2001        (1)             8,000               68
Chairman

Cecil B. Mellott    1999        (1)            16,557               64
Vice Chairman

Clyde H. Bookheimer 1989        1962            1,208(2)            61
President and Chief
Executive Officer

Alice G. Clark      1996        1980               22(4)            39
Vice President and Secretary

DoriAnn F. Hoffman  1996        1990               70(3)            44
Vice President
and Treasurer

Thomas H. Bard      1998        1992            1,200(5)            28
Vice President,
Assistant Secretary
and Assistant
Treasurer
---------------
(1) Mr. Snyder, Mr. Yingling, and Mr. Mellott are not employees of the Corporation. See the table on page 3 for the beneficial ownership of these shares.

(2) Includes 512 shares held individually by Mr. Bookheimer, 105 shares held jointly with his spouse and 591 shares held individually by his spouse.

(3) Includes 5 shares held individually by Mrs. Hoffman and 65 shares are held jointly with her spouse.

(4) Includes 10 shares held individually by Mrs. Clark and 12 shares are held jointly with her spouse.

(5) Includes 75 shares held individually by Mr. Bard and 1,125 shares are held jointly with his spouse.



                          PRINCIPAL OFFICERS OF THE BANK

The following table sets forth selected information about the principal officers of the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:
                               Bank           Number of        Ages as of
                    Held      Employee       Shares Bene-       March 11,
Name and Position   Since      Since        ficially Owned         2002
-----------------   -----     --------      --------------     ----------

Robert C. Snyder     1999       (1)              5,900              69
Chairman

Ellis L. Yingling    1996       (1)              8,000              68
Chairman

Cecil B. Mellott     1999       (1)             16,557              64
Vice Chairman

Clyde H. Bookheimer
President and        1991       1962             1,208(2)           61
Chief Executive      1985
Officer

Alice G. Clark       2000       1980                22(2)           39
Sr. Vice President,
Secretary and Cashier

DoriAnn F. Hoffman   2000       1990                70(2)           44
Sr. Vice President and
Assistant Secretary

Thomas H. Bard       2000       1992             1,200(2)           28
Sr. Vice President and
Assistant Secretary

Sharon M. Sowers     1998       1977                55(3)           45
Vice President

Neil L. Berkstresser 1994       1982                50(4)           64
Vice President
---------------
(1) Mr. Snyder, Mr. Yingling, and Mr. Mellott are not employees of the Bank. See the table on page 3 for the beneficial ownership of these shares.

(2)  See the table on page 10 for the beneficial ownership of these shares.

(3) Includes 5 shares of common stock held individually by Mrs. Sowers and 50 shares of common stock held jointly with her spouse.

(4)  These shares are held jointly by Mr. Berkstresser and his spouse.


                              LEGAL PROCEEDINGS

In the opinion of the management of the Corporation and the Bank, there are no proceedings pending to which the Corporation or the Bank is a party or to which their property is subject, which, if determined adversely to the Corporation and the Bank, would be material in relation to the Corporation's or the Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the Corporation and the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation or the Bank by government authorities.


                      RATIFICATION OF INDEPENDENT AUDITORS

Unless instructed to the contrary, it is intended that votes will be cast pursuant to the Proxy for the ratification of the selection of Smith Elliott Kearns & Company, LLC, Certified Public Accountants, of Chambersburg, Pennsylvania, as the Corporation's independent auditors for the year ending December 31, 2001. The Corporation has been advised by Smith Elliott Kearns & Company, LLC that none of its members has any financial interest in the Corporation. Ratification of Smith Elliott Kearns & Company, LLC will require the affirmative vote of a majority of the shares of Common Stock represented in person or by Proxy at the Annual Meeting. Smith Elliott Kearns & Company, LLC served as the Corporation's independent public accountants for the 2001 fiscal year, assisted the Corporation and the Bank with the preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Bank for such services at the customary hourly rates. These non-audit services were approved by the Corporation's and the Bank's Board of Directors after due consideration of the effect of the performance thereof on the independence of the accountants and after the conclusions of the Board of Directors of the Corporation and the Bank that there was no effect on the independence of the accountants. In the event that the Shareholders do not ratify the selection of Smith, Elliott, Kearns & Company, LLC as the Corporation's independent auditors for the year ending December 31, 2001, another accounting firm may be chosen to provide independent public accountant audit services for the 2001 fiscal year. The Board of Directors recommends that the shareholders vote for the ratification of the selection of Smith Elliott Kearns & Company, LLC as the independent auditors for the Corporation for the year ending December 31, 2001.

                                  ANNUAL REPORT

A copy of the Corporation's Annual Report for its fiscal year ended
December 31, 2000 is enclosed with this Proxy Statement. A representative of the Corporation will be available to respond to any appropriate questions concerning the Annual Report presented by shareholders at the Annual Meeting.

                             SHAREHOLDER PROPOSALS

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 2002 Annual Meeting of Shareholders must deliver such proposal in writing to the President of Fulton Bancshares Corporation at its principal executive offices, 100 Lincoln Way East, McConnellsburg, Pennsylvania 17233, not later than Monday, November 26, 2001.

                                 OTHER MATTERS

The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.


                             ADDITIONAL INFORMATION

A copy of the Corporation's report on Form 10-K, including the financial statements and the schedules thereto, required to be filed with the Securities Exchange Act of 1934, as amended, may be obtained, without charge to the shareholder upon written request addressed to DoriAnn F. Hoffman, Treasurer, Fulton Bancshares Corporation, 100 Lincoln Way East, McConnellsburg, Pennsylvania 17233.